Exhibit 13

October 31, 2018

WC SACD One, Inc.

c/o iSubscribed Inc.

15 Network Drive

Burlington, MA 01803

Re: Binding Term Sheet

Ladies and Gentlemen:

WndrCo Holdings, LLC (“WndrCo”), General Catalyst Group IX, L.P. and GC Entrepreneurs Fund IX, L.P. (collectively, “GC”) and iSubscribed Inc. (“iSub” and, together with WndrCo and GC, the “Sponsors”) have formed WC SACD One, Inc., a Delaware corporation (“Newco”), to directly or indirectly acquire the outstanding equity securities of Intersections, Inc. (“Target”). This transaction would be accomplished by, among other things, (1) the issuance of senior secured convertible notes by Target to WC SACD One Parent, Inc., a Delaware corporation and wholly-owned subsidiary of Newco (“Parent”) and to certain existing creditors of Target (the closing of such issuance, the “Initial Closing”), (2) a tender offer to purchase shares of common stock of Target by WC SACD One Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (3) the merger of Merger Sub with and into Target, with Target surviving the merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, between Parent, Merger Sub and Target, (4) the contribution by certain stockholders of Target (the “Rollover Holders”) of shares of Target to Newco in exchange for Common Interests and Series B Interests (each as defined in the Term Sheet (as defined below)) (the “Rollover”) and (5) subject to the iSub Contribution (as defined in the Term Sheet), the contribution of Newco interests by all of its equityholders (other than iSub) into a newly formed Delaware holding corporation (such entity, “Holdco” and such contribution, the “Newco Contribution”) (collectively, the “Transaction”). As a result of the Transaction, Holdco would be held by the Sponsors, the Rollover Holders and, subject to the iSub Contribution, the stockholders of iSub (the “iSub Participants”).

1.

Agreement to Negotiate in Good Faith; Binding Term Sheet. Company and each Sponsor (the “Parties”) agree to negotiate in good faith definitive agreements (the “Definitive Agreements”) consistent with the terms set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”). Until Definitive Agreements are executed by and among the Parties, the rights and obligations set forth in the Term Sheet shall be binding and enforceable upon the Parties. “Company” means Newco prior to the occurrence of both the Newco Contribution (as defined in the Term Sheet) and the iSub Contribution, and Holdco after the occurrence of both the Newco Contribution and the iSub Contribution.

2.

Representations and Warranties. Each Sponsor hereby represents and warrants to Company and the other Sponsors, that, (a) this letter agreement constitutes a legal, valid and binding obligation of such Sponsor enforceable against such Sponsor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (b) such Sponsor has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to enter into this letter agreement and to perform its obligations hereunder; and (c) the execution, delivery and performance of this letter agreement by such Sponsor has been duly and validly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable, and does not contravene, conflict with or result in any violation of any provision of such Sponsor’s charter, partnership agreement, operating agreement or similar organizational documents.

3.

No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, the Definitive Agreements, or any document or instrument delivered in connection herewith or therewith or any of the transactions contemplated hereby or thereby (including the termination or abandonment thereof), Company, by its acceptance of this letter agreement, unconditionally and irrevocably covenants, agrees and acknowledges on behalf of itself and its controlled affiliates that (a) no individual, corporation, partnership, limited liability company, association, trust or other entity or organization (each, a “Person”) other than the Sponsors shall have any obligations or liabilities hereunder; (b) notwithstanding that certain of the Sponsors are organized as a limited liability companies or limited partnerships, as applicable, no right or remedy, recourse or recovery hereunder, under the Definitive Agreements, or under any document or instrument delivered in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any Non-Recourse Party (as defined below) of any Sponsor (or its respective participating affiliates), whether by the enforcement of any judgment or assessment or by any legal, equitable, investigative or arbitral proceeding, or by virtue of any statute, regulation or other applicable law (including common law); and (c) no personal liability or obligation whatsoever will attach to, be imposed on or otherwise be incurred by any Non-Recourse Party of any Sponsor (or its respective participating affiliates) for any liabilities or obligations of Company under this letter agreement or any documents or instruments delivered in connection herewith or in connection with the transactions contemplated hereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to be made in connection herewith or for any claim, action, suit, arbitration, litigation, investigation or proceeding based on, in respect of or by reason of such obligations or by their creation (including the breach, termination or failure to consummate the Transaction), in the case of each of clauses (a), (b) and (c), whether based on contract, tort, strict liability, other laws (including common law) or otherwise, and whether by or through piercing of the corporate, limited liability company or limited partnership veil or similar action, by or through a claim by or on behalf of a Party or another Person or otherwise.

For purposes of this letter agreement, “Non-Recourse Party” means, with respect to each Sponsor, its affiliates and its and their former, current and future directors, trustees, officers, employees, agents and affiliates (both direct and indirect), the former, current and future holders (both direct and indirect) of any equity interests or securities of the foregoing (whether such holder is a limited or general partner, member, stockholder or otherwise), the former, current or future assignees of the foregoing and the former, current or future directors, trustees, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, controlling persons, representatives or assignees of the foregoing.

4.

No Assignment. This letter agreement shall not be assignable by any Party without the prior written consent of each Sponsor. The granting of such consent in any given instance shall be solely in the discretion of each Sponsor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of any agreement or obligation evidenced by this letter agreement in contravention of this Section 4 shall be null and void.

5.

Third Party Beneficiaries. Nothing set forth in this letter agreement is intended to, shall confer upon or give to any Person (other than the Parties) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause any Sponsor to perform any provisions of this letter agreement; provided that, notwithstanding the foregoing, the Non-Recourse Parties shall be express third party beneficiaries of the provisions set forth herein that are for the benefit of the Non-Recourse Parties, each of which shall survive an expiration or termination of this letter agreement.

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6.

Confidentiality. This letter agreement shall be treated as confidential. This letter agreement may not be used, circulated, quoted otherwise referred to in any document (other than the Definitive Agreements), except with the written consent of each Sponsor; provided, that (a) Company may disclose this letter agreement to its officers, directors, advisors and other authorized representatives, and to the Rollover Holders (b) each Sponsor may disclose this letter agreement to (i) each of its affiliates and it and their respective officers, directors, advisors and other authorized representatives, (ii) the iSub Participants and Rollover Holders, and (iii) on a confidential basis in accordance with such Sponsor’s customary reporting practices, such Sponsor’s and its affiliates’ equityholders, existing and prospective limited partners and non-managing members, and (c) each Sponsor and Company may disclose the existence of this letter agreement to the extent required by applicable law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the Transaction or in connection with the enforcement of any rights hereunder.

7.

Severability. Whenever possible, each provision or portion of any provision of this letter agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this letter agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8.

Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

9.

Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement brought by any Party or its affiliates against any other Party or its affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by such courts.

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10.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, email or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth in a Party’s signature page hereto, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

12.

Entire Agreement. This letter agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties, with respect to the subject matter hereof.

13.	Amendment. This letter agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by the Parties.

14.

Counterparts. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

15.	Facsimile or .pdf Signature. This letter agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Signature pages follow.

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Sincerely,

WndrCo Holdings, LLC

By:	/s/ Andrew Chang
Name: Andrew Chang
Title: General Counsel

Address for Notices:
c/o WndrCo, LLC 9355 Wilshire Boulevard, Suite 400
Beverly Hills, CA 90210
Attn: Andrew Chang, General Counsel andrew@wndrco.com

[Signature Page to Binding Term Sheet]

General Catalyst Group IX, L.P.

By:	General Catalyst Partners IX, L.P.,
its General Partner

By:	General Catalyst GP IX, LLC,
its General Partner

By:	/s/ Christopher McCain
Name: Christopher McCain
Title: Chief Legal Officer

Address for Notices:

General Catalyst Group IX, L.P. 20 University Road, Suite 450
Cambridge, MA 02138
Attn: Christopher McCain

With a copy to:
Sarah Schaffer Raux
Jane D. Goldstein
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600

[Signature Page to Binding Term Sheet]

GC Entrepreneurs Fund IX, L.P.

By:	General Catalyst Partners IX, L.P.
its General Partner

By:	General Catalyst GP IX, LLC
its General Partner

By:	/s/ Christopher McCain
Name: Christopher McCain
Title: Chief Legal Officer

Address for Notices:

GC Entrepreneurs Fund IX, L.P. 20 University Road, Suite 450
Cambridge, MA 02138
Attn: Christopher McCain

With a copy to:
Sarah Schaffer Raux
Jane D. Goldstein
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600

[Signature Page to Binding Term Sheet]

iSubscribed Inc.

By:	/s/ Hari Ravichandran
Name: Hari Ravichandran
Title: Chief Executive Officer

Address for Notices:
iSubscribed Inc. 15 Network Drive
Burlington, MA 01803
Attention: Hari Ravichandran hari@isubscribed.com

[Signature Page to Binding Term Sheet]

Agreed and Accepted as of this 31st day of October 2018 by:

WC SACD One, Inc.

By:	/s/ Hari Ravichandran
Name:	Hari Ravichandran
Title:	Chief Executive Officer

Address for Notices:

[Signature Page to Binding Term Sheet]

Exhibit A

Definitive Agreements Binding Term Sheet

A. Boards of Directors

1)  Company will be governed by a board of directors (the “Board”) having at least seven members. As long as WndrCo holds at least (i) 65% of the Series A Interests held by it at the Initial Closing (or, following the closing of the Transaction (the “Closing”), at the Closing) and (ii) 20% of the voting Interests of Company then outstanding, WndrCo shall be entitled to elect a majority of the Board. Initially, WndrCo will have the right to designate four directors; GC will have the right to designate one director (the “GC Director”); iSub will have the right to designate one director (the “iSub Director”) and the Rollover Holders (holding a majority of the Interests initially held by the Rollover Holders at Closing) will have the right to designate one director, who shall be Michael R. Stanfield for so long as such designation right exists and he desires to serve and is not subject to a material disability (the “Rollover Director”). Additionally, the Rollover Holders will be entitled to designate one non-voting Board observer with customary observation and information rights for all board and committee meetings, subject to customary protections to preserve the attorney-client privilege.

2)  At such time that WndrCo ceases to own at least 50% of the Series A Interests that it held at the Initial Closing (or, following the Closing, at the Closing), WndrCo will be entitled to designate only two directors; at such time that GC or iSub, as applicable, ceases to own at least 25% of the Series A Interests, in each case that it held at the Initial Closing (or, following the Closing, at the Closing), then GC or iSub, as applicable, will cease to have the right to appoint any directors; at such time that the Rollover Holders cease to own at least 25% of the Interests that they held at the Closing, then the Rollover Holders will cease to have the right to appoint any directors; and at such time that WndrCo ceases to own at least 10% of the Series A Interests that it held at the Initial Closing (or, following the Closing, at the Closing), WndrCo will cease to have the right to appoint any directors. At any time that a Sponsor or Loeb Holding Corporation (“LHC”) does not have the right to appoint any directors but continues to hold equity in Company, such Sponsor or LHC, as applicable, will have the right to appoint one non-voting observer to the Board with customary observation and information rights for all Board and Committee meetings, subject to customary protections to preserve the attorney-client privilege.

3)  For so long as a Sponsor is or the Rollover Holders are, as the case may be, entitled to appoint a director, each will be entitled to have a single director on each committee of the Board.

4)  Directors will be entitled to customary indemnification agreements, D&O insurance, expense reimbursement and any other similar matters on an equivalent basis.

5)  Each equityholder of Company will grant WndrCo a proxy to vote its Interests in the election of directors in order to effect the foregoing.

B. Board Approvals; Quorum

1)  Each director will be entitled to one vote on all matters presented for a vote to the Board. All votes by the Board will require the affirmative vote of a majority of the total number of directors constituting the entire Board for approval.

2)  A quorum shall exist if a majority of the total number of directors constituting the entire Board is present, as long as the GC Director is present (for so long as GC has a right to appoint a director) and one iSub Director is present (for so long as iSub has a right to appoint a director); provided that if at any Board meeting the GC Director or iSub Director was not present, then the immediately succeeding Board meeting duly called (with at least two business days’ notice) may proceed with a simple majority of the total number of directors constituting the entire Board.

3)  Special meetings of the Board shall require at least two business days’ prior notice.

C. Series A Interest Approval Rights

1)  Company will not take any of the following enumerated actions, directly or indirectly (whether by amendment, merger, consolidation, reclassification or otherwise), without the affirmative vote of 93% of the Series A Interests (a “Series A Approval”): (i) effect a Liquidation Event or Deemed Liquidation Event (each to be customarily defined in the Definitive Agreements) at any time prior to the seventh anniversary of the Closing; provided that if Hari Ravichandran resigns without Good Reason or is terminated for Cause (each as defined in his employment agreement with the Company to be entered into prior to Closing) (a “Bad Leaver”), then WndrCo shall have a proxy to vote the Interests of iSub and the iSub Participants with respect to such Liquidation Event or Deemed Liquidation Event; (ii) amend or waive any provision in the organizational documents of Company (“Organizational Documents”) in a manner that adversely and disproportionately affects any Sponsor; (iii) authorize or issue a security senior to or on parity with the Series A Interests, other than the Series B Interests in connection with the Rollover; (iv) authorize or issue additional Series A Interests, other than in connection with the Transaction, (including the iSub Contribution); (v) declare or pay any dividend or distribution or purchase or redeem (or permit any subsidiary to purchase or redeem) any equity of Company other than (A) redemptions of or dividends or distributions expressly authorized under the Organizational Documents, (B) repurchases of equity from former employees, officers, directors, consultants or other persons who performed services for Company or any subsidiary in connection with the cessation of such employment or service at a price no greater than the then-current fair market value thereof, (C) the Put or Call (as defined in Annex A) or (D) the iSub Put/Call (as defined below); provided that if Hari Ravichandran is a Bad Leaver, then WndrCo shall have a proxy to vote the Interests of iSub and the iSub Participants with respect to such dividend, distribution, purchase or redemption; (vi) authorize or incur any debt in excess of the greater of (A) $10 million and (B) 3x EBITDA in the aggregate, provided that the occurrence or maintenance of up to $35 million of debt in connection with this transaction shall not require such Series A Approval; (vii) increase or decrease the size of the Board; (viii) change Company’s tax treatment; or (ix) agree to do any of the foregoing.

2)  For the avoidance of doubt, nothing contained herein shall require the consent of the holders of the Series A Interests with respect to any amendment or modification to the Organizational Documents necessary to (i) implement the terms of any new class or series of securities of Company authorized and issued in connection with a bona fide financing of Company or (ii) implement any action in connection with the Transaction, in each case that is not otherwise in violation of any express provision of this Term Sheet, including, for the avoidance of doubt, the consent rights contemplated by the preceding paragraph 1 of this Section C.

3)  Notwithstanding anything herein to the contrary, nothing herein shall require the consent of any holders (including the holders of the Series A Interests) or the Board (including a Board Special Vote or Board Supermajority Vote) for Company or its subsidiaries to take any of the following actions, and WndrCo shall have sole and absolute discretion to direct and cause Company to: (i) consummate the Transaction contemplated under the Merger Agreement and the other agreements entered into in connection therewith (the “Ancillary Agreements”), in accordance with the terms thereof; (ii) enforce rights, negotiate disputes, litigate disputes or settle disputes arising under, or relating to, the Merger Agreement and the Ancillary Agreements; (iii) receive and pay or distribute any funds received by Company under the Merger Agreement or the Ancillary Agreements, in accordance with the pro rata ownership of the Company and any terms set forth in the Term Sheet (including Section T “Allocation of Company Termination Fee”); (iv) withhold any amounts received by Company under the Merger Agreement or otherwise to satisfy any and all obligations or liabilities incurred by Company in connection with the Merger Agreement or the Ancillary Agreements; (v) execute and deliver any amendment or waiver to the Merger Agreement and the Ancillary Agreements, other than (A) an increase in the Offer Price (as defined in the Merger Agreement), (B) any amendment or waiver that would have an adverse and disproportionate effect on a Sponsor and/or (C) any amendment to or waiver under the Limited Guaranty (as defined in the Merger Agreement) or the WC SACD One Equity Commitment Letter (as defined in the Limited Guaranty); and (vi) take all other actions to be taken by or on behalf of Company and its subsidiaries in connection with the Merger Agreement and the Ancillary Agreements, in accordance with the terms thereof and that is not otherwise in violation of any express provision of this Term Sheet.

D. Board Special Approval Rights

1)  Company will not take any of the following enumerated actions, directly or indirectly (whether by amendment, merger, consolidation, reclassification or otherwise), without the consent of at least five directors (excluding, in the case of clause (ii) below, any director appointed by a party (including its affiliates) to such related party transaction or arrangement under consideration), including a director appointed by each Sponsor that has a right to appoint a director (“Board Special Vote”): (i) effect any fundamental change to the nature of the Company’s business; (ii) enter into any related party transactions or arrangements other than (A) those contemplated by the Transactions, including the Rollover and Newco Contribution, (B) the iSub Contribution, (C) equity issuances that are subject to preemptive rights, (D) a Put or Call, (E) an iSub Put/Call and (F) other customary exceptions (D&O indemnification agreements, etc.); or (iii) agree to do any of the foregoing.

2)  Company will not take any of the following enumerated actions, directly or indirectly (whether by amendment, merger, consolidation, reclassification or otherwise), without the consent of at least five directors (“Board Supermajority Vote”): (i) enter into any material acquisition or asset purchase with a value in excess of $10 million; (ii) make any investments exceeding $10 million in any other entity; (iii) enter into any divestiture with a value in excess of $10 million at any time prior to the seventh anniversary of the Closing (provided that if such divestiture is considered a Liquidation Event or Deemed Liquidation Event, then no Board Supermajority Vote or Board Special Vote is required); provided further that, in the cases of clauses (i)-(iii), in the event that such acquisition, asset purchase, investment or divestiture, as applicable, has a value in excess of the greater of $15 million and 4x EBITDA, then such action requires a Board Special Vote; or (iv) agree to do any of the foregoing.

3)  Company will not take any of the following enumerated actions without the consent of the GC Director (for so long as GC has the right to appoint a director): (i) the appointment of any Chief Executive Officer of Company (“CEO”), other than the appointment of Hari Ravichandran, which shall not require the consent of the GC Director, and (ii) during the period commencing on the date hereof and ending on the earlier of (x) the seventh anniversary of the Closing and (y) three days prior to pricing an IPO of WndrCo, the termination of a CEO without Cause (as defined in such CEO’s employment agreement with Company or its affiliate). For the avoidance of doubt, the GC Director shall have no consent right over any termination of a CEO for Cause (as defined in such CEO’s employment agreement with Company or its affiliate).

E. Interests

1)  Company shall have Preferred Interests (Series A Interests, Series B Interests, and potentially other series thereof) and Common Interests (together, the “Interests”). The Interests may be in the form of limited liability company units, limited partnership interests, or stock of a corporation, as the case may be.

2)  The Series A Preferred Interests of Company (including the Series A-1 Interests and the Series A-2 Interests) shall collectively be referred to herein as the “Series A Interests”. The term “Series A-1 Interests” shall be defined herein as the Series A Interests issued to the Sponsors in connection with the transactions contemplated by clause (1) of the first paragraph of this letter agreement, and the term “Series A-2 Interests” shall be defined herein as the Series A Interests issued to the Sponsors in connection with the transactions contemplated by clauses (2), (3), and (5) of the first paragraph of this letter agreement, in each case consistent with the capitalization set forth in Exhibit C hereto (subject to the assumptions set forth therein).

3)  Each Series A Interest shall be convertible into a Common Interest (1:1), and shall have a liquidation value equal to the greater of (a) $2.27 (the “Series A-1 Conversion Price”) with respect to the Series A-1 Interests, and $3.68 (the “Series A-2 OIP”) with respect to the Series A-2 Interests (the “Series A Base Liquidation Value”) and (b) its value on an as-converted to Common Interest basis (i.e., without a liquidation preference). The conversion rate of Series A Interests shall be subject to customary broad-based anti-dilution protections (based on a “conversion price” equal to the Series A-2 OIP).

4)  Each Series A Interest shall accrue a compounding dividend on its Series A Base Liquidation Value at 6% annually, beginning from the Initial Closing for the Series A-1 Interests and from the Closing for the Series A-2 Interests.

5)  Each Series B Interest shall be convertible into a Common Interest (1:1), and shall have a liquidation value equal to the greater of (a) the Series A-2 OIP and (b) its value on an as-converted to Common Interest basis (i.e., without a liquidation preference). The conversion rate of Series B Interests shall be subject to customary broad-based anti-dilution protections.

6)  The Series A Interests and Series B Interests shall share pari passu in distributions upon a Liquidation Event or Deemed Liquidation Event.

7)  The Preferred Interests shall share in dividends and distributions on an as-converted to Common Interest basis.

8)  Except as set forth in this Section, the rights, privileges and preferences of the Series A Interests and the Series B Interests shall be identical. Exhibit C sets forth the pro forma capitalization of Newco and Holdco giving effect to all of the transactions contemplated hereby, subject to the assumptions set forth therein.

F. Preemptive Rights

1)  In the event Company seeks to raise additional equity capital (including any securities or debt convertible into or exchangeable for equity, but subject to customary exceptions (e.g., employee incentive options) and excluding the Rollover, Newco Contribution and iSub Contribution), each holder of voting Interests will have the right to participate, on a pro rata basis, based on their then fully-diluted ownership of voting Interests. Preemptive rights will terminate upon an IPO.

G. Transfer Restrictions

1)  After the Closing, each Sponsor and Rollover Holder will be permitted to transfer Interests; provided that each such transfer must include a number of Interests equal to at least the lesser of (x) 100% of the Interests held by such transferor and its affiliates and (y) 5% of the outstanding Interests; provided, further, that in the case of a Rollover Holder, such transferred Interests shall remain subject to the Call, but shall have no Put right. Such transfer shall be subject to a right of first refusal in favor of Company and, in the event Company declines to exercise such right, the non-transferring Sponsors, subject to customary exceptions including transfers to affiliates. The right of first refusal will terminate on a Qualified Public Offering.

2)  Without the prior written consent of the Board, no other equityholder (excluding transfers by any Sponsor or Rollover Holder to the extent permitted in the preceding paragraph) may sell, transfer, assign or otherwise dispose of any direct or indirect interest in Company other than (i) to a controlled affiliate of such equityholder or an affiliate of such equityholder which also controls such equityholder, (ii) in the case of LHC, to its stockholders in connection with a liquidation of LHC, and (iii) in the case of individuals, to equityholders of his or her immediate family (i.e., parents, spouse, children and/or trusts that are and remain primarily for the benefit of any of them); provided that consent of the Board will not be required for sales, transfers, assignments or other disposals (A) effected pursuant to registered offerings effected in accordance with the rights set forth under “Registration Rights,” (B) effected pursuant to the “Tag-Along Rights” or the “Drag-Along Rights” discussed below, or (C) in the case of individuals, subject to any repurchase rights contained in any employment or similar agreement, if any. If the Board consents to a transfer of Series A Interests by an equityholder other than a Sponsor or Rollover Holder, such transfer shall be subject to a right of first refusal in favor of Company and, in the event Company declines to exercise such right, the Sponsors (pro rata), subject to the exceptions noted above. The right of first refusal will terminate on a Qualified Public Offering.

H. Tag-Along Rights

1)  If any Sponsor or Rollover Holder proposes to transfer any Interests held by it, then subject to transfers to affiliates, each other equityholder will have the right to sell a proportional amount of their Interests in such sale; provided that each participating equityholder will be required to participate on the same terms and conditions (on a pro rata basis, and the price per Interest shall be determined by calculating the equity value of Company implied by the price per Interest of the initially transferring holder, and distributing such equity value through a hypothetical liquidation waterfall) as the other parties selling in such transaction and to execute agreements and documents executed by the other parties selling in such transaction. These tag-along rights will terminate immediately prior to the consummation of a Qualified Public Offering.

I. Drag-Along Rights:

1)  Subject to obtaining a Series A Approval, if necessary, WndrCo will have the sole right to cause a Company Sale, for so long as it owns more than 50% of the Series A Interests that it held at the Initial Closing (or, if after the Closing, at the Closing). The equityholders of Company shall cooperate in effecting the Company Sale to the extent approved by WndrCo.

2)  Such cooperation will include each equityholder voting its Interests to approve the transaction, waiving any dissenter or appraisal rights, selling its Interests in the transaction and entering into any sale agreements necessary for consummation of the transaction as requested by WndrCo; provided that such equityholder receives the same consideration in such sale as other equityholders holding the same class or series of units, that any such consideration is distributed among the equityholders through a hypothetical liquidation waterfall, and that such agreements limit each equityholder’s indemnification obligations to the amount of net proceeds received by such equityholder in such transaction on a several basis and other customary protections.

3)  Notwithstanding the foregoing, each of GC and the Rollover Holders shall not be required to agree to a non-compete or non-solicit covenant in connection with any drag-along Company Sale.

J. Newco Contribution

1)  WndrCo will have the right to cause the Newco Contribution, which may be effected in one transaction or a series of related transactions, including by a downstream merger, a forced contribution by the holders (other than iSub) of their Newco equity into Holdco, or otherwise, provided that the rights, preferences and privileges of the Holdco equity received by the equityholders are substantially similar to the rights, preferences and privileges of the Newco equity they contribute and that such transaction or series of related transactions is effected in a manner consistent with the structure slides attached as Exhibit B hereto in a transaction that is expected to be governed by Section 351 of the Internal Revenue Code or, if an alternative structure is used, in a manner that preserves the intended tax treatment of the Rollover and the Newco Contribution as exchanges governed by Section 351 or other tax-free exchange provisions of the Internal Revenue Code. The equityholders of Company shall cooperate in effecting the Newco Contribution to the extent approved by WndrCo.

2)  Such cooperation will include each equityholder voting its Interests to approve the transaction, waiving any dissenter or appraisal rights, selling its Interests in the transaction and entering into any sale agreements necessary for consummation of the transaction as requested by WndrCo.

K. iSub Contribution

1)  WndrCo and iSub shall cause an iSub Contribution (as defined below) to be consummated as promptly as reasonably practicable following the Closing (and, in any event, by no later than 30 days after the Closing) on the terms specified in this Section K. An “iSub Contribution” means a transaction with iSub, pursuant to which (i) iSub becomes a direct or indirect subsidiary of Company and (ii) the iSub Participants become equityholders of Company.

2)  The iSub Contribution and the Newco Contribution shall be structured in good faith as a single transaction or series of related transactions that is treated as an integrated component of the same transactions, and may be effected by merger, consolidation, sale, exchange, issuance, transfer, redemption or otherwise; provided, that the iSub Contribution will be effected in a manner consistent with the structure slides attached as Exhibit B hereto in a transaction that is expected to be governed by Section 351 of the Internal Revenue Code, unless each of the Sponsors and the Rollover Holders agrees in writing to a different transaction structure (such consent not to be unreasonably withheld, conditioned, or delayed, but with it being agreed that it is unreasonable to withhold consent to a different transaction structure if the transaction is structured in a manner so as to result in receipt by the iSub Participants and all of the Sponsors and the Rollover Holders of equity of Company in a transaction governed by the tax-free exchange provisions of the Internal Revenue Code). Unless otherwise required by applicable law, the Parties will treat the iSub Contribution together with the Newco Contribution as set forth in Exhibit B hereto as a transaction governed by Section 351 of the Internal Revenue Code for federal income tax reporting purposes.

3)  The iSub Contribution will be (i) effected at a $50 million valuation of iSub (as adjusted reasonably and in good faith for net cash (or net debt) then held by iSub), with the full purchase consideration (in the form of Interests) payable in full upon closing of the iSub Contribution (without escrow) and (ii) consistent with the capitalization set forth in Exhibit C hereto (subject to the assumptions set forth therein).

4)  The iSub Contribution will be effected pursuant to definitive documentation in form to be negotiated and agreed by all Sponsors acting reasonably and in good faith, with the understanding that the representations and warranties will be substantially as set forth in that certain Series A Preferred Stock Purchase Agreement dated as of May 14, 2018, by and among iSub and the purchasers and founders signatory thereto (with (x) ordinary course updates to the disclosure schedules attached to such Series A Preferred Stock Purchase Agreement, provided, that such updates are not material and adverse to the Company and its subsidiaries taken as a whole, and (y) reasonable updates to reflect the Transactions), and that iSub will deliver at closing an officer’s certificate (unless waived by WndrCo) confirming that the representations and warranties (as qualified by the disclosure schedules) are true and correct in all material respects as of the closing; provided, however, that inability of iSub to make such representations and warranties or deliver such officer’s certificate based on events or circumstances transpiring after the date hereof and not otherwise involving an intentional breach or fraud by iSub or the iSub Participants shall not in and of itself constitute (A) failure to comply for purposes of Section 6(x) below or (B) a breach of this Section K. There will be no post-Closing indemnification obligations on the part of the iSub Participants other than for intentional breaches or fraud. WndrCo and each of the equityholders of the Company shall cooperate in good faith, and make themselves reasonably available, to negotiate the definitive documentation governing the iSub Contribution promptly thereafter, with the intent of having such definitive documentation in substantially final form as soon as possible and in any event prior to the Closing.

5)  The equityholders of Company shall cooperate in effecting the iSub Contribution to the extent reasonably requested by WndrCo and iSub, with such cooperation to include each equityholder voting its Interests to approve the transaction, waiving any dissenter or appraisal rights, contributing its Interests to a new wholly owned subsidiary, and entering into any sale, contribution or other agreements necessary for consummation of the transaction as requested by WndrCo.

6)  In the event of a breach of the obligations in this Section K by WndrCo, then iSub or GC may bring a claim for breach of this Section K (a “Claim”) against WndrCo in accordance with this Section K and Sections 8 (“Governing Law”), 9 (“Submission to Jurisdiction”) and 10 (“Waiver of Jury Trial”) of the letter agreement. Provided that no such Claim has been brought by iSub or GC, if (x) iSub and GC have each complied with their obligations hereunder and (y) the iSub Contribution is not consummated by the 30th day following the Closing (the “Put Time”), then during the 30-day period following the Put Time, each of iSub and GC shall have the right to notify Company of its election to put 100% of the Interests held by iSub or GC, as applicable, as of the Closing (a “Put Sale”). A Put Sale shall be consummated within five days of notification of such Put Sale at a purchase price for each Interest equal to the Series A-2 OIP (other than the Series A-1 Interests, which will be at the Series A-1 Conversion Price), and shall, if properly elected by iSub or GC, as applicable, be the sole and exclusive recourse of iSub (and its affiliates) or GC (and its affiliates), as applicable, on the one hand, and WndrCo (and its affiliates), on the other hand, for any breach by such other Sponsor of this Section K.

7)  In the event of a breach of the obligations in this Section K by iSub and/or GC, then WndrCo may bring a Claim against iSub and/or GC, as applicable, in accordance with this Section K and Sections 8 (“Governing Law”), 9 (“Submission to Jurisdiction”) and 10 (“Waiver of Jury Trial”) of the letter agreement. Provided that no Claim has been brought by WndrCo, if (x) WndrCo has complied with its obligations hereunder and (y) the iSub Contribution is not consummated by the Put Time, then during the 30-day period following the Put Time, Company shall have the right to notify iSub and/or GC, as applicable, of its election to call 100% of the Interests held by iSub and/or GC, as applicable, as of the Closing (a “Call Purchase”). A Call Purchase shall be consummated within five days of notification of such Call Purchase at a purchase price for each

Interest equal to Series A-2 OIP (other than the Series A-1 Interests, which will be at the Series A-1 Conversion Price), and shall, if properly elected by WndrCo and accepted by iSub or GC, as applicable, be the sole and exclusive recourse of WndrCo (and its affiliates), on the one hand, and iSub (and its affiliates) or GC (and its affiliates), as applicable, on the other hand, for any breach by such other Sponsor of this Section K.

L. Registration Rights; IPO Trigger Rights

1)  WndrCo will have the sole right to cause Company to file a registration statement under the Securities Act on Form S-1 or another appropriate form relating to Qualified Public Offering, for so long as WndrCo owns more than 50% of the Series A Interests that it held at the Initial Closing (or, if after the Closing, at the Closing). The equityholders of Company will cooperate in effecting the Qualified Public Offering to the extent approved by WndrCo.

2)  Each of the Company equityholders holding more than 1% of the outstanding Interests will have customary piggyback registration rights. Each Sponsor will have up to two demand registrations, subject to a step-down to be agreed if ownership falls below 10% of the then-outstanding Series A Interests. All registration rights shall be subject to customary restrictions, such as holdback agreements and underwriter cutbacks, in which case each equityholder exercising such right will be cut back on a pro rata basis.

M. Access; Reports

1)  Company will provide to each Rollover Holder that holds more than 1% of the outstanding Interests and each Preferred Holder that holds any outstanding Preferred Interests:

•  Audited annual financial statements and unaudited quarterly financial statements, prepared in accordance with GAAP, consistently applied.

2)  Company will provide to each equityholder that holds at least 2.5% of the outstanding Interests:

•  Customary and reasonable general inspection rights.

N. Definitions

1)  For purposes of this Term Sheet, (x) a “Company Sale” means a transaction with a person that is not an affiliate of Company or group of persons that are not affiliates of Company acting in concert, pursuant to which such person or persons acquire, in any single transaction or series of related transactions, (i) all or substantially all of the outstanding securities of Company or (ii) all or substantially all of Company’s and its subsidiaries’ assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of Company’s securities, by sale, exchange or transfer of Company’s and its subsidiaries’ consolidated assets or otherwise), and (y) “Qualified Public Offering” means an underwritten offer to the public of Company’s (or its successor’s) equity securities pursuant to an effective registration statement or otherwise qualified under any applicable federal or foreign securities laws, if immediately thereafter Company has publicly held common stock listed on NASDAQ or NYSE (other than any issuance of equity securities in any merger or other business combination, or any registration or the issuance of equity securities to existing securityholders or employees of Company or any of its subsidiaries) but only if (i) such offer results in gross proceeds (before underwriting discounts and selling commissions) to the issuer and the selling securityholders of at least $75,000,000 and (ii) the price per share of such offer is at least three times the Series A-2 OIP (subject to capitalization adjustments).

O. Equity Commitments	1) The equity commitments of the Sponsors are as set forth in the WC SACD One Equity Commitment Letter, dated as of the date hereof.

P. Put/Call	1) The Put and Call rights relating to certain Rollover Holders are described in greater detail in the attached Exhibit D.

Q. Confidentiality

1)  All parties are subject to customary confidentiality covenants, with customary carve-outs for (i) disclosure on a confidential basis to investors and prospective investors and potential purchasers of the party’s direct or indirect equity interests, (ii) disclosure required by law, and (iii) disclosure to representatives.

R. Freedom to Operate	1) Wndrco, GC and LHC are free to make other investments including those that may be deemed to be competing provided there shall not be overlapping Board members.

S. Amendments

1)  Any amendment or change to the Definitive Agreements that adversely and disproportionally affects any class, series, or individual equityholder shall require the prior written consent of the holders of a majority of the Interests of such class or series, or of such individual equityholder, as the case may be.

T. Allocation of Company Termination Fee

1)  In the event the Company Termination Fee (as defined in the Merger Agreement) is paid to Parent under the terms of the Merger Agreement, such Company Termination Fee shall be allocated and paid as follows: (i) first, to payment by the Company of its incurred but not yet paid expenses; (ii) second, to each Sponsor in an amount equal to the expenses actually incurred thereby in connection with the Transactions, subject to the limitations set forth in Section U of this Term Sheet (“Reimbursement of Out-of-Pocket Costs”); (iii) third, to each Sponsor in the amount invested by such Sponsor in Newco (including the amounts contributed by such Sponsor in connection with the Initial Closing); and (iv) fourth, in accordance with the percentages set forth on the table titled “Topping Bid / Breakup Alpha Split” attached as Exhibit E hereto.

U. Reimbursement of Out-of-Pocket Costs

1)  The Company shall reimburse each of the Sponsors, in a timely fashion and substantially concurrently with one another, for out-of-pocket expenses incurred thereby in connection with the Transaction up to a cap, in each case, of $200,000; provided, it being understood that the legal fees and expenses of Gibson, Dunn & Crutcher LLP specifically for its services to the Company (regardless of whether billed to the Company or WndrCo, but excluding services provided solely for WndrCo (e.g., negotiating this Term Sheet)) relating to clauses (1), (2), (3), (4) and (5) of the first paragraph of this letter agreement shall be the responsibility of the Company and not WndrCo.

Exhibit D

Put / Call Term Sheet

See attached.

D-1

Exhibit D

Put/Call Term Sheet1

A. Put/Call	Put. Beginning in calendar year 2022 and for each calendar year thereafter through 2026 (i.e., five periods), during the period beginning on March 1 and ending on the 30th day after delivery of the Annual Financial Statements of Company for the prior calendar year (the “Put Notice Period”), Michael Stanfield, David McGough and LHC (each, a “Put Participant”) shall each have the right to separately notify Company (the “Put Notice Date”) of its election to put to Company (a “Put Notice”) 10%, but not less than 10%, of the Interests held by such Put Participant at the Closing (a “Put”). For the avoidance of doubt, pursuant to the foregoing, the Put may be exercised once in each calendar year for a maximum total of five Puts.

Call. Beginning in calendar year 2023 and for each calendar year thereafter through 2027 (i.e., five periods), during the period beginning on March 1 and ending on the 35th day after delivery of the Annual Financial Statements of Company for the prior calendar year (the “Call Notice Period” and, together with the Put Notice Period, each a “Put/Call Notice Period”), Company shall have the right to notify each Put Participant (the “Call Notice Date”) of Company’s election to purchase (a “Call”) 10% (unless it is Company’s third exercise of a Call with respect to such Put Participant, in which case 5%), but not less than 10% (or 5% in the case of Company’s third exercise of a Call with respect to such Put Participant), of the Interests held by such Put Participant at the Closing (a “Call Notice”). For the avoidance of doubt, pursuant to the foregoing, with respect to each Put Participant, the Call may be exercised once in each calendar year for a maximum total of three Calls with respect to any one Put Participant.

Put Purchase Price. In the event of a Put, the purchase price for a Put Participant’s Interests shall be the proceeds that such Put Participant would receive with respect to the Preferred Interests and/or Common Interests being purchased if the Put Value (as defined below) as of the Put Notice Date were distributed to the equityholders of the Company through a hypothetical liquidation waterfall (the “Put Purchase Amount”). The “Put Value” shall mean, as of the Put Notice Date, the greatest of (a) the Revenue Multiple multiplied by Revenue for the prior calendar year, (b) the EBITDA Multiple multiplied by EBITDA, and (c) the Recent Financing Equity Value. If a Put Participant exercises a Put then subject to the “Put Limitations” below, the applicable Interests will be purchased within 90 days of the determination of the Put Purchase Amount.

Call Purchase Price. In the event of a Call, the purchase price for a Put Participant’s Interests shall be the amount (the “Call Purchase Amount”) that is equal to (i) the proceeds that such Put Participant would receive with respect to the Preferred Interests and/or Common Interests being purchased if the Put Value as of the Call Notice Date were distributed to the equityholders of the Company, multiplied by (ii) 120%. If the Call is exercised, the applicable Interests will be purchased within 90 days of the determination of the Call Purchase Amount.

1 Capitalized terms used herein without definition have the meanings set forth in Exhibit A (Definitive Agreements Binding Term Sheet).

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Preferred Interests. To the extent a Put Participant holds both Preferred Interests and Common Interests, the Interests Put or Called for such Put Participant shall initially be Common Interests received upon conversion of Preferred Interests held by such Put Participant and its affiliates, and after such Put Participant and its affiliates no longer hold any Preferred Interests, Common Interests.

Independent Exercise; Maximum Amount; No Catch-Up. For purposes of clarity, each of the Put Participants may exercise their Put independently of one another, and Company may exercise the Call with respect to one Put Participant independently of the other, in any Put/Call Notice Period. With respect to each Put Participant, the maximum amount that may be Put and Called in any year is 10% of the Interests held by such Put Participant at the Closing (it being understood that, in the case of a Put, the annual maximum Put percentage of 10% shall not be adjusted regardless of whether any Interests previously Put by a Put Participant have not been purchased (or payment has not been delivered) by Company due to the Put Limitations set forth below or otherwise). There will be no opportunity for a Put Participant or Company to Put or Call Interests that were not Put or Called in a prior Put/Call Notice Period. Any transferee of Interests initially held by a Put Participant shall not be entitled to the Put (excluding in each case transfers to controlled affiliates and, in the case of individuals, family members and trusts for the benefit of family members, as applicable, with respect to which the Put and Call rights shall remain in effect) but shall remain subject to the Call.

For purposes of this section, the terms below shall have the following meanings:

“Annual Financial Statements” shall mean, with respect to any entity, the audited consolidated annual financial statements of such entity prepared in accordance with GAAP, consistently applied.

“EBITDA” shall mean, for the prior calendar year, consolidated net income plus (solely to the extent deducted in the determination of consolidated net income) any (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) non-cash employee compensation expense related to stock ownership or stock option plans. All provisions in this “EBITDA” definition shall be defined in accordance with GAAP.

“EBITDA Multiple” shall mean a multiple based on Revenue Growth as depicted in Table 1 below for all calculations with respect to the Put Value for Put Notices or Call Notices, as applicable, delivered in 2022 and 2023, and thereafter as depicted in Table 2 below. For purposes of illustration, if the Revenue Growth is less than 10%, then the EBITDA Multiple shall be 9.0x.

“Recent Financing Equity Value” shall mean the equity value of the Company as implied by any bona fide equity financing or acquisition by Company in excess of $10,000,000 that closed within the 12 months preceding the Put Notice Date or Call Notice Date, as applicable; provided, that such equity value shall be adjusted, as appropriate to account for any preferential rights, preferences and privileges granted to the securities issued or their purchaser.

“Revenue” shall mean total revenue of the Company for the specified period determined in accordance with US GAAP, but excluding all FIG Revenue.

“FIG Revenue” shall mean any revenue received by Company from subscribers or customers serviced under agreements with financial institution clients; provided that such subscribers or customers, and the relevant agreements, existed on the date of the letter agreement that this Put/Call Term Sheet is attached to. By way of example, the FIG Revenue during the period January through September 2018 is set forth on Appendix A hereto.

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“Revenue Growth” shall mean a percentage equal to (i) Revenue for the prior calendar year minus Revenue for the calendar year preceding the prior calendar year divided by (ii) Revenue for the calendar year preceding the prior calendar year.

“Revenue Multiple” shall mean a multiple based on Revenue Growth as depicted in Table 1 below for all calculations with respect to the Put Value for Put Notices or Call Notices, as applicable, delivered in 2022 and 2023, and thereafter as depicted in Table 2 below. For purposes of illustration, if Revenue Growth is 15%, then the Revenue Multiple shall be 2.5x.

Table 1
	Revenue Multiple	EBITDA Multiple
Revenue Growth less than 10%	2.0x	9.0x
Revenue Growth equal to or greater than 10% but less than 20%	2.5x	10.0x
Revenue Growth equal to or greater than 20%	3.0x	11.0x

Table 2
	Revenue Multiple	EBITDA Multiple
Revenue Growth less than 10%	2.0x	9.0x
Revenue Growth equal to or greater than 10% but less than 18%	2.5x	10.0x
Revenue Growth equal to or greater than 18%	3.0x	11.0x

B. Put Limitations	Upon receipt of a Put Notice:

(a) if, in the reasonable and good faith determination of the Board, the closing of the Put would conflict with, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require consent pursuant to, any material contract of Company (for which those required to provide such consent do not reasonably agree to provide such consent), the Board may defer the closing of the Put until the Put would not have such an effect;

(b) if, in the reasonable and good faith determination of the Board, the closing of the Put would result in material harm to Company (as a result of limited liquidity of Company or otherwise), the Board may defer the closing of the Put until the Put would not have such an effect;

(c) if the closing of the Put would result in a violation of any federal, state or local statute, law, regulation, order, injunction or decree applicable to Company (including any Distribution Law (as defined below)), the Board may defer the closing of the Put until the Put would not have such an effect;

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(d) if, in the reasonable and good faith determination of the Board, Company does not have sufficient unencumbered cash, cash equivalents and/or marketable securities that are freely tradeable by the Company (“Cash Equivalents”) to pay the full Put Purchase Amount (leaving sufficient Cash Equivalents following the closing of the Put for the reasonable ongoing operations of Company), (i) Company shall only be obligated to pay that portion of the Put Purchase Amount that would, in the reasonable and good faith determination of the Board, leave Company with sufficient Cash Equivalents to fund the reasonable ongoing operations of Company, and (ii) the Board may defer the payment of the unpaid portion of the Put Purchase Amount until it has sufficient Cash Equivalents as described above.

In addition to deferring the closing of the Put or the payment in full of the Put Purchase Amount as set forth in clauses (a) through (d) above, Company may, in its sole discretion, defer the closing of any Put up to two years (an “Elective Deferral”). The Company shall provide prompt written notice to the Put Participant of any Board decision to defer the closing of the Put or payment in full or part of the Put Purchase Amount, or any Elective Deferral (any such notice, a “Deferral Notice”). Notwithstanding the foregoing, the applicable Put Purchase Amount shall be determined as soon as practicable after the Put Notice Date, regardless of whether Company makes an Elective Deferral or Board makes any deferral of closing of the Put or the payment in full of the Put Purchase Amount as contemplated by clauses (a) through (d) above.

To the extent Company has made an Elective Deferral or the Board has made a determination in accordance with any of clauses (a) through (d) above that the closing of the Put (or the payment therefor) must be deferred, the applicable Put Purchase Amount or any unpaid portion thereof, as applicable, shall bear interest at a rate of 6.0% per annum (compounded quarterly) on the basis of such Put Purchase Amount or such unpaid portion thereof, as applicable, and Company shall pay any such accrued interest concurrently with its payment of the deferred Put Purchase Amount or portion thereof, as applicable, at the closing of the applicable Put or the payment of the remaining portion of the Put Purchase Amount.

Under no circumstances shall the Company or any of its affiliates have any obligation to incur any new or additional indebtedness or issue additional Interests or other equity to pay any portion of the Put Purchase Amount.

Unless the Board has made a determination in accordance with any of clauses (a) through (d) above that the closing of the Put or the payment in full of the Put Purchase Amount must be deferred, Company shall pay the Put Purchase Amount within the time period specified above in the paragraph titled “Put Purchase Price”.

“Distribution Law” means any and all state and federal fraudulent transfer or fraudulent conveyance laws and applicable state laws regarding the transfer of property (whether by dividend, distribution, redemption, repurchase or otherwise) to holders of common or preferred equity interests, including the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, the United States Bankruptcy Code, and the Delaware General Corporation Law.

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To the extent the Board has made a determination in accordance with any of clauses (a) through (d) above that the closing of the Put or the payment in full of the Put Purchase Amount must be deferred, Company shall use its reasonable good faith efforts to mitigate the circumstances giving rise to such determination.

Company shall not, by transfer of assets, consolidation, merger, scheme of arrangement, liquidation, dissolution, issue or sale of securities, or any other voluntary action or transaction, take any action or enter into any transaction, in each case the exclusive purpose of which is to defer a Put Closing or reduce the Put Value.

Neither Company nor any of its affiliates shall, without the prior written consent of each Put Participant, enter into any agreement that would prohibit Company from purchasing on the terms set forth in the Definitive Put/Call Documentation the Preferred Interests and/or Common Interests of any Put Participant that are subject to such Put Participant’s right to exercise a Put.

“Definitive Put/Call Documentation” means the definitive agreements consistent with the terms set forth in this Exhibit D that are negotiated in good faith by Company and the Put Participants.

In the event a Put Participant receives a Deferral Notice, the Put Participant shall have the right to cancel such Put exercise and no Call may be exercised in such year, provided that the Put Participant sends written notification of such cancellation to the Board within ten days after receiving the Deferral Notice.

C. Put/Call Termination	The Put and Call rights will terminate on a Qualified Public Offering.

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